Exhibit 4.6

SECOND AMENDMENT TO SERVICES AGREEMENT

This Amendment (“Amendment”) is entered into as of January 1, 2026, by and between Jeffs’ Brands Ltd., a company incorporated under the laws of the state of Israel (the “Company”) and D.S. Blue White Assets (2006) Ltd., Reg. No. 513843169 of 14a Smulik Segal St., Israel 6961314 (“DS” or “Service Provider”). Each of the Company or the Service Provider may be referred to as a “Party” and collectively the “Parties”.

WHEREAS, the Parties have previously entered into that certain Services Agreement, dated as of October 24, 2022 (the “Agreement”), as amended on July 28, 2024 (the “First Amendment”); and

WHEREAS, the Agreement includes certain provisions which the Parties mutually wish to amend, as of August 1, 2025 (the “Effective Date”), as set forth herein.

NOW, THEREFORE, the Parties agree to amend the Agreement as follows:

1.	The Amendment

1.1.	As of the Effective Date, the current wording of Exhibit B – Consideration Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Fee. For rendering the Services in accordance with the provisions of the Agreement, the Service Provider shall be entitled to a monthly consideration of NIS 67,000 plus VAT (if applicable), against duly issued invoices.”

2.	Miscellaneous

2.1.	This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement and/or any amendment thereof. All capitalized terms used in this Amendment and not defined herein, shall have the meanings attributed to them in the Agreement. In the event of any inconsistency between the provisions of this Amendment and the provisions of the Agreement and/or any amendment thereof, this Amendment shall prevail. Except as provided explicitly hereto, all other provisions of the Agreement shall continue to be in full force and effect, mutatis mutandis.

2.2.	This Amendment supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Amendment.

2.3.	Any provision of this Amendment may be amended, waived or modified only upon the written consent of both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment as of the day and year first above written.

JEFFS’ BRANDS LTD.		D.S. Blue White Assets (2006) Ltd.

By:	/s/ Eli Zamir	By:	/s/ Ronen Zalayet
Name:	Eli Zamir	Name:	Ronen Zalayet
Title:	CEO	Title:	Director